PETMED EXPRESS, INC.

QUARTER AND YEAR ENDED MARCH 31, 2016

CONFERENCE CALL TRANSCRIPT

MAY 9, 2016 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express Incorporated Doing Business As 1-800-PetMeds conference call to review the financial results for the fourth fiscal quarter and fiscal year that ended on March 31, 2016. At the request of the company this conference call is being recorded. Founded in 1996 1-800-PetMeds is America’s largest pet pharmacy delivering prescription and nonprescription pet medications and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national television, online, direct mail and print advertising campaigns, which direct consumers to order by phone or on the Internet and aim to increase the recognition of the PetMed’s family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications, in terms of convenience, price, ease of ordering and rapid home delivery.  At this time I would like to turn the call over to the company’s Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom:

Thank you. I’d like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only until the question and answer session, which will be later in the call. Also certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We’ve identified various risk factors associated with our operation in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce today’s speaker, Mendo Akdag, President and Chief Executive Officer of 1-800-PetMeds. Mendo.

Menderes Akdag:

Thank you Bruce. Welcome everyone. Thank you for joining us. Today we will review the highlights of our financial results. We will compare our fourth fiscal quarter and fiscal year ended on March 31, 2016 to last year’s quarter and fiscal year ended on March 31, 2015.

For the fourth fiscal quarter ended on March 31, 2016 our sales were $55.4 million compared to sales of $50.0 million for the same period the prior year, an increase of 11%. For the fiscal year ended on March 31, 2016 sales were $234.7 million compared to $229.4 million for the prior fiscal year, an increase of 2.3%. The increase in sales for the quarter was due to increases in new order and reorder sales. The average order value was approximately $83 for the quarter compared to $81 for the same quarter the prior year.

For the fourth fiscal quarter net income was $5.4 million, or $0.27 diluted per share, compared to $5.0 million, or $0.25 diluted per share, for the same quarter the prior year, an increase to net income of 9.4%. For the fiscal year net income was $20.6 million or $1.02 diluted per share compared to, excluding a one-time charge for an IT-related discontinued project, $18.5 million or $0.92 diluted per share a year ago, an increase to net income of 11%.

Reorder sales increased by 8.4% to $46.0 million for the quarter compared to reorder sales of $42.5 million for the same quarter the prior year. For the fiscal year reorder sales increased by 3.1% to $195.6 million compared to $189.7 million for the prior year.

New order sales increased by 24% to $9.4 million for the quarter compared to $7.5 million for the same period the prior year. For the fiscal year new order sales decreased by 1.5% to $39.1 million compared to $39.7 million for the prior year. We acquired approximately 116,000 new customers in our fourth fiscal quarter compared to 97,000 for the same period the prior year, and we acquired approximately 489,000 new customers in the fiscal year compared to 529,000 for the prior year.

Exhibit 99.1 Page 1 of 5

For the quarter approximately 82% of our sales were generated on our Web site compared to 81% for the same period the prior year. The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons with fall and winter being the off seasons.

For the fourth fiscal quarter our gross profit as a percent of sales was 31.9% compared to 33.9% for the same period a year ago. For the fiscal year our gross profit as a percent of sales was 32.5% compared to 33.2% for the prior year. The percentage decrease for the quarter can mainly be attributed to additional discounts given to customers to increase sales.

Our general and administrative expenses as a percent of sales was 9.3% for the quarter compared to 9.8% for the same quarter the prior year, and for the fiscal year it was 9.1% compared to 9.2% for the prior year. We were able to leverage the G&A with increased sales. For the quarter we spent $3.7 million in advertising compared to $4.0 million for the same quarter the prior year, a decrease of about 8%. For the fiscal year our spending was $21.8 million for advertising compared to $25.2 million for the prior fiscal year, a decrease of about 13%. Advertising costs of acquiring a customer for the quarter was approximately $32 compared to $42 for the same quarter the prior year, and for the fiscal year it was $45 compared to $48 for the prior fiscal year.

We had $37.6 million in cash and cash equivalents and $25.6 million in inventory with no debt as of March 31, 2016. Net cash from operations for the fiscal year was $21.1 million compared to $32.0 million for the prior fiscal year. The majority of the decrease was due to a reduction in inventory in the prior fiscal year. Capital expenditures were $20.1 million for the fiscal year including the purchase of the property for $18.5 million during the March quarter. This ends the financial review. Operator we’re ready to take questions.

Coordinator:

Thank you. We will now begin the question and answer session. If you’d like to ask a question you may press star followed by number 1. Please record your name clearly when prompted, and to cancel you may press star followed by Number 2. Speakers we have our first question coming from the line of Mr. Erin Wilson of Credit Suisse. Sir your line is now open.

Erin Wilson:

Hi.

Menderes Akdag:

Hi.

Erin Wilson:

Hi. I guess it’s Mr. Wilson here. The changes in advertising strategy here – was there anything significant that you would note that helped to contribute to the new order sales in the quarter?

Menderes Akdag:

All I can tell you is we tweaked the model and it’s more efficient. We moved from mass marketing to a more targeted marketing.

Erin Wilson:

Okay. Great. And then are you seeing at all a positive impact from disruption across the marketplace with some consolidation with some of your competitors like Dr. Fosters & Smith? Is that helping you at all?

Menderes Akdag:

It’s difficult to tell. It’s possible.

Erin Wilson:

Okay do you run into those competitors frequently? I mean, how…[unintelligible]

Menderes Akdag:

We do.

Erin Wilson:

And then I guess what types of product are you seeing an uplift in particularly just given the warmer weather?

Menderes Akdag:

The demand was high – higher I should say for the flea and tick category in the March quarter, which positively impacted both new orders and reorders.

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Erin Wilson:

Okay and lastly on the gross margin trend was there – was mix a meaningful factor there and how should we think about the quarterly progression of that metric going forward?

Menderes Akdag:

We anticipate continuing pressure on the gross profit margins but we may be able to make it up on the advertising line.

Erin Wilson:

Okay. All right, thank you.

Menderes Akdag:

You’re welcome.

Coordinator:

Thank you. Your next question - coming from the line of Mr. Mitch Bartlett of Craig-Hallum. Sir your line is now open.

Mitch Bartlett:

Sure thank you. Mendo maybe you could expand on the comments you just talked about as moving from mass marketing to more targeted marketing. First, what is that? I mean, can you just give us a practical explanation of what’s going on there? And how do you reach new customers with more targeted marketing and grow that efficiently? And you just said that perhaps this is a – that you might be lowering prices going forward or keeping prices low in the tradeoff with the advertising costs. Maybe you can expand on that a little bit more.

Menderes Akdag:

Okay. With mass marketing what I refer to is probably television advertising would be mass advertising so we’re reducing that and getting more targeted. So if you target obviously the right customer - so we tweaked the model and currently it obviously worked better in the last two quarters.

Mitch Bartlett:

Well what do you mean…by targeting though is the question?

Menderes Akdag:

It’s more targeted marketing so…

Mitch Bartlett:

Okay.

Menderes Akdag:

…I’m going to leave it at that. I’m not going to give you any specifics due to competitive reasons.

Mitch Bartlett:

It’s more direct mail or something like that. Okay.

Menderes Akdag:

It could be. I mean, I’m not going to get into specifics. We have too many copycats so…

Mitch Bartlett:

And that leverages new customer growth as well?

Menderes Akdag:

Well it did, so I mean, you saw it so numbers speak for themselves so you can draw your own conclusions.

Mitch Bartlett:

Okay. And then the second question would be last quarter I thought we kind of borrowed forward on flea and tick because of an unseasonably warm – and here it happened again this quarter, which is wonderful.  Is that – do you see a change in the flea and tick in the winter months or have – maybe you could go through that?

Menderes Akdag:

Well the demand for the flea and tick category was higher both in the March quarter and the December quarter obviously which positively impacted sales, so the weather most likely played a role in that.

Mitch Bartlett:

Okay. Thank you.

Menderes Akdag:

You’re welcome.

Coordinator:

Thank you. Our next question - coming from the line of Mr. Anthony Lebiedzinski of Sidoti & Company. Sir your line is

Exhibit 99.1 Page 3 of 5

Anthony Lebiedzinski:

Yes, good morning. Thank you for taking the question. So first off is it possible for you Mendo to quantify the impact of the warmer weather? You know, how much do you think you got as a result of people buying more flea and tick medications because of the warmer weather?

Menderes Akdag:

We’ll be guessing and speculating which I’m not going to get into.

Anthony Lebiedzinski:

Okay. And also the – could you give us a mix of business between over-the-counter and prescriptions for the year and for the quarter if you can?

Menderes Akdag:

We will discontinue giving that information due to competitive reasons.

Anthony Lebiedzinski:

Okay. All right. Okay and then the other question that I had was – so it sounds like really because of your shift away from TV that the presidential election probably won’t have too much of an impact on your advertising.

Menderes Akdag:

That’s a fair assumption yes.

Anthony Lebiedzinski:

Okay. The – so – and just continuing on the advertising topic - so obviously you did a good job of managing your expenses, down 8% in the quarter, down 13% for the year.  You know, that being said, I mean, how much further can you take down advertising? I mean, is it fair to say that these types of decreases in advertising are not sustainable?

Menderes Akdag:

That’s probably accurate. Yes. Maybe in the June and September quarter we may be able to, but after that obviously comparison gets much tougher. So I would say it would not be sustainable maybe in the long run, but in the short run it may be.

Anthony Lebiedzinski:

Okay. All right, thank you.

Menderes Akdag:

You’re welcome.

Coordinator:

Thank you. Once again for any additional question please press star followed by number 1 and please record your name clearly when prompted. To cancel you may press star followed by number 2.  Speakers your next question - coming from the line of Mr. Michael Kupinski of Noble Financial. Sir your line is now open.

Michael Kupinski:

Thank you. Thanks for taking the question. My question more is a little bit more broad. Obviously in the flea and tick category we had a movement towards generics and nonprescription, and I’m wondering if in the flea and tick category are we starting to see a shift back towards prescription flea and tick medications, and if you could just talk a little bit about market share shifts towards that type of product…

Menderes Akdag:

Well…

Michael Kupinski:

…if you have (unintelligible)

Menderes Akdag:

…the newer products are all prescription so I’m not sure where you are getting your information that it moved to OTC, so there was not very many. There was actually no prescription on flea –just flea and tick category in the past. Now there is so there’s…

Michael Kupinski:

Right. That’s what I’m saying. That’s what I’m referring to so I’m just asking what type of share shifts we’re seeing in terms of flea and tick prescription drugs.

Menderes Akdag:

Again due to competitive reasons I’m not going to give you any data points on that.

Michael Kupinski:

And that’s all I had. Thank you.

Menderes Akdag:

You’re welcome.

Coordinator:

Thank you. Next question coming from the line of Mitch Bartlett of Craig-Hallum. Your line is now open.

Exhibit 99.1 Page 4 of 5

Mitch Bartlett:

Yes Mendo I understand why you don’t want to kind of talk too much in detail about your components of your advertising strategy, so maybe I can just frame it this way. In the fourth quarter of fiscal 2012 you had about the same level of sales. Advertising was $6.9 million, 12.4% of sales and this year it was $6.7 million or roughly half at that level.  Is the shift - or could you look at that $6.9 million and say, “TV-based advertising was 3/4 of it and now it’s 1/4,” or could you kind of compare the two and say what has changed in the magnitude of the shift between the channels rather than delineating what you’re doing with the channels?

Menderes Akdag:

It’s probably possible to do that. You know, it’s not going to be 100% accurate but, you know…

Mitch Bartlett:

Sure just loosely.

Menderes Akdag:

May give you – maybe give you some idea.

Mitch Bartlett:

Well that’s my question to you. I mean, was TV a significantly higher percentage back then and could you quantify that percent?

Menderes Akdag:

Yes it was a significantly high percentage back then. I’m not going to quantify it.

Mitch Bartlett:

Okay. Good enough. Thank you.

Menderes Akdag:

You’re welcome.

Coordinator:

Thank you. At this time there are no further questions. I would now like to hand the call over to Mr. Akdag.

Menderes Akdag:

Thank you. In fiscal 2017 we’ll be preparing to move into our new corporate headquarters and distribution center, which is expected to occur in our third fiscal quarter.  This wraps up today’s conference call. Thank you for joining us. Operator this ends the conference call.

Coordinator:

Thank you for participating. You may now disconnect.

END

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